Exhibit 10.1

INCENTIVE PLAN OF CARRIZO OIL & GAS, INC.

Sixth Amendment

Carrizo Oil & Gas, Inc., a Texas corporation (the “Company”), having reserved the right under Section 13 of the Incentive Plan of Carrizo Oil & Gas, Inc. (the “Plan”), to amend the Plan for any purpose permitted by law, does hereby amend the Plan as set forth below.

The first sentence of Section 6(a) is hereby amended in its entirety to read as follows:

“This Plan shall be administered by the Committee.”

Section 6(b) of the Plan is hereby amended in its entirety to read as follows:

“Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. The Committee may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify an Award in any manner that is either (i) not adverse to the Participant to whom such Award was granted or (ii) consented to by such Participant; provided, however, that no Option or Director Option awarded pursuant to this Plan may be repriced without the approval of the shareholders of the Company (except in connection with a change in the Company’s capitalization or as otherwise provided in Section 15 hereof), if the effect would be to reduce the exercise price for the shares underlying such Award. The Committee may make an award to an individual who it expects to become an Employee of the Company or any of its Subsidiaries within the next six months, with such award being subject to the individual's actually becoming an Employee within such time period, and subject to such other terms and conditions as may be established by the Committee. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to further the Plan purposes. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.”

IN WITNESS WHEREOF, this Amendment has been executed effective as of August 17, 2005.

CARRIZO OIL & GAS, INC.

/s/ Paul F. Boling__________________________
Paul F. Boling
Vice President, Chief Financial Officer, Secretary and Treasurer